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Filed Pursuant to Rule 424(b)(3)
File No. 333-214778

        PROSPECTUS SUPPLEMENT
(To prospectus dated December 7, 2016)

14,977,890 Common Units
Representing Limited Partner Interests
$21.46 per Common Unit

        The selling unitholder identified in this prospectus supplement is selling an aggregate of 14,977,890 of our common units in this offering. Concurrently with this offering of our common units, the selling unitholder is selling an aggregate of 15,000,000 of its Class A shares representing limited partner interests in Plains GP Holdings, L.P. (NYSE: PAGP). This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent offering. For more information, please see "Prospectus Supplement Summary—Concurrent Offering."

        Our common units are listed on the New York Stock Exchange (the "NYSE") under the symbol "PAA." The last reported sale price of our common units on the NYSE on September 17, 2019 was $22.18 per common unit.

        The underwriter has agreed to purchase the common units from the selling unitholder at a price of $21.25 per unit, which will result in approximately $318.3 million of proceeds to the selling unitholder before expenses. We will not receive any proceeds from the sale of common units in this offering.

	Per common unit	Total

Price to the public	$21.46	$321,425,520

Underwriting discounts and commissions	$0.21	$3,145,357

Proceeds to the selling unitholder	$21.25	$318,280,163

        Investing in our common units involves risks. Limited partnerships are inherently different from corporations. You should carefully consider the risks relating to investing in our common units and each of the risk factors described under "Risk Factors" on page S-4 of this prospectus supplement before you make an investment in our securities.

        Delivery of the common units is expected to be made on or about September 23, 2019.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Sole Book Running Manager

Barclays

The date of this prospectus supplement is September 18, 2019.

Prospectus

S-i

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING BASE PROSPECTUS

        This document is in two parts: (1) this prospectus supplement, which describes the specific terms of this offering, and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. This prospectus supplement may also add to, update or change information contained in the accompanying base prospectus. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus supplement. Generally, when we refer to this "prospectus," we are referring to both documents combined.

        This prospectus supplement and the accompanying base prospectus contain and incorporate by reference information that you should consider when making your investment decision. We have not, and neither the selling unitholder nor the underwriter or its affiliates and agents have, authorized anyone to provide you with additional or different information. You should not assume that the information contained in this prospectus supplement or the accompanying base prospectus is accurate as of any date other than the date on the front of those documents or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

        Neither we nor the selling unitholder are making an offer to sell our common units in any jurisdiction where the offer is not permitted.

        The information in this prospectus supplement is not complete. You should carefully read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference herein and therein, before you invest, as these documents contain information you should consider when making your investment decision.

        None of Plains All American Pipeline, L.P., the selling unitholder, the underwriter or any of their respective representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in the common units.

        This prospectus supplement contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read "Forward-Looking Statements" and "Risk Factors."

        For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise:

  •
  "our," "ours," "we," "us," "the Partnership," "Plains All American Pipeline, L.P." or "PAA" refers to Plains All American Pipeline, L.P., the registrant itself, or to Plains All American Pipeline, L.P. and its operating subsidiaries collectively, as the context requires;

  •
  "PAGP" refers to Plains GP Holdings, L.P. (NYSE: PAGP), individually, or to PAGP and its operating subsidiaries collectively, as the context requires;

  •
  "PAA GP" refers to PAA GP LLC, our general partner;

  •
  "AAP" refers to Plains AAP, L.P., which owns a 100% membership interest in PAA GP;

  •
  "GP LLC" refers to Plains All American GP LLC, the general partner of AAP;

  •
  "PAGP GP" refers to PAA GP Holdings LLC; and

  •
  the "selling unitholder" refers to the entity identified as the selling unitholder in "Selling Unitholder."

S-ii

 FORWARD-LOOKING STATEMENTS

        All statements included in or incorporated by reference into this prospectus supplement or the accompanying base prospectus, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  declines in the actual or expected volume of crude oil and natural gas liquids ("NGL") shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets, whether due to declines in production from existing oil and gas reserves, reduced demand, failure to develop or slowdown in the development of additional oil and gas reserves, whether from reduced cash flow to fund drilling or the inability to access capital, or other factors;

  •
  the effects of competition, including the effects of capacity overbuild in areas where we operate;

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  market distortions caused by over-commitments to infrastructure projects, which impacts volumes, margins, returns and overall earnings;

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  unanticipated changes in crude oil and NGL market structure, grade differentials and volatility (or lack thereof);

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  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

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  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, NGL and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack (including eco-terrorist attacks) or other event, including cyber or other attacks on our electronic and computer systems;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on expansion projects, whether due to permitting delays, permitting withdrawals or other factors;

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  shortages or cost increases of supplies, materials or labor;

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  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

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  the availability of, and our ability to consummate, acquisition or combination opportunities;

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  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations;

  •
  the currency exchange rate of the Canadian dollar;

S-iii

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

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  inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used;

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  non-utilization of our assets and facilities;

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  increased costs, or lack of availability, of insurance;

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  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

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  the effectiveness of our risk management activities;

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  fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans;

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  risks related to the development and operation of our assets, including our ability to satisfy our contractual obligations to our customers;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

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  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of NGL.

        Other factors described or incorporated by reference herein, as well as factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" on page S-5 of this prospectus supplement and as discussed in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-14569) and in any subsequent quarterly report on Form 10-Q, which are incorporated in this prospectus supplement by reference, for information regarding risks you should consider before making an investment decision. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

S-iv

 PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights information included in or incorporated by reference into this prospectus supplement. It does not contain all of the information that you should consider before making an investment decision. You should read carefully the entire prospectus supplement, the accompanying base prospectus, the documents incorporated by reference herein and therein and the other documents to which we refer herein and therein for a more complete understanding of this offering of common units. Please read "Risk Factors" on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in any subsequent quarterly report on Form 10-Q, which are incorporated by reference herein, for information regarding risks you should consider before investing in our common units.

 Plains All American Pipeline, L.P.

        We are a Delaware limited partnership formed in 1998. Our operations are conducted directly and indirectly through our primary operating subsidiaries. We own and operate midstream energy infrastructure and provide logistics services primarily for crude oil, NGL and natural gas. We own an extensive network of pipeline transportation, terminalling, storage and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. Our business activities are conducted through three operating segments: Transportation, Facilities and Supply and Logistics.

Ongoing Acquisition, Divestiture and Investment Activities

        Consistent with our business strategy, we are continuously engaged in the evaluation of potential acquisitions, joint ventures and capital projects. As a part of these efforts, we often engage in discussions with potential sellers or other parties regarding the possible purchase of or investment in assets and operations that are strategic and complementary to our existing operations. In response to changing U.S. production profiles and increased competition for new build assets, over the last several years, we have increased our joint venture related activities in an effort to fully meet the current and future needs of our customers while also rationalizing assets and enhancing our investment returns. The vast majority of our joint ventures are accounted for as investments in unconsolidated subsidiaries. In addition, we have in the past evaluated and pursued, and intend in the future to evaluate and pursue, the acquisition of or investment in other energy-related assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our assets, knowledge and skill sets. Such efforts may involve participation by us in processes that have been made public and involve a number of potential buyers or investors, commonly referred to as "auction" processes, as well as situations in which we believe we are the only party or one of a limited number of parties who are in negotiations with the potential seller or other party. These acquisition and investment efforts often involve assets which, if acquired or constructed, could have a material effect on our financial condition and results of operations.

        From time to time, we may also (i) sell assets that we regard as non-core or that we believe might be a better fit with the business and/or assets of a third-party buyer or (ii) sell partial interests in assets to strategic joint venture partners, in each case to optimize our asset portfolio and strengthen our balance sheet and leverage metrics. With respect to a potential divestiture, we may also conduct an auction process or may negotiate a transaction with one or a limited number of potential buyers. In 2016, we initiated a program to evaluate potential sales of non-core assets and/or sales of partial interests in assets to strategic joint venture partners to optimize our asset portfolio and strengthen our balance sheet and leverage metrics. From 2016 through 2018, we completed asset sales totaling approximately $3.0 billion.

        We typically do not announce a transaction until after we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or investment efforts will be successful or that our strategic asset divestitures will be completed. Although we expect the acquisitions and investments we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Concurrent Offering

        Concurrently with this offering, the selling unitholder has commenced a public offering of an aggregate of 15,000,000 PAGP Class A shares, in an offering we refer to herein as the concurrent offering. The concurrent offering is expected to close simultaneously with this offering, but we cannot assure you that the concurrent offering will close on these terms, on a timely basis or at all. This offering is not conditioned upon the closing of the concurrent offering and the concurrent offering is not conditioned upon the closing of this offering. This prospectus supplement shall not be deemed to be an offer to sell or a solicitation of an offer to buy the securities offered in the concurrent offering.

Principal Executive Offices and Internet Address

        Our executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002. Our telephone number is (713) 646-4100. We maintain a website at www.plainsallamerican.com where we routinely post important information about our business and operations. Information contained on or available through our website is not incorporated into or otherwise a part of this prospectus supplement or the accompanying base prospectus.

Additional Information

        For additional information about us, including our partnership structure and management, please refer to the documents set forth under "Where You Can Find More Information" in this prospectus supplement, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019, each of which is incorporated by reference herein.

 The Offering

Common Units Offered by the Selling Unitholder	14,977,890 common units.
Common Units Outstanding After This Offering	728,028,576 common units.
Use of Proceeds	We will not receive any of the proceeds from the sale of common units by the selling unitholder in this offering. Please read "Use of Proceeds" in this prospectus supplement for further information.
Cash Distributions

Our partnership agreement requires that within 45 days following the end of each quarter, after making distributions to holders of our outstanding preferred units, we distribute the remainder of our available cash to common unitholders of record upon the applicable record date. Available cash generally means, for any quarter ending prior to liquidation, all cash and cash equivalents on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to (i) provide for the proper conduct of our business, (ii) comply with applicable law or any partnership debt instrument or other agreement or, (iii) provide funds for distributions to common and preferred unitholders in respect of any one or more of the next four quarters. For a description of our cash distribution policy, please read "Cash Distribution Policy" in the accompanying base prospectus.

On August 14, 2019, we paid a quarterly cash distribution of $0.36 per unit ($1.44 per unit on an annualized basis) to holders of record of such common units at the close of business on July 31, 2019. This distribution represented a year-over-year distribution increase of approximately 20% over the quarterly distribution of $0.30 per common unit ($1.20 per common unit on an annualized basis) we paid in August 2018.

Cash distributions in respect of the third quarter of 2019 have not been declared or paid. Because this offering is expected to close before the record date for the third quarter of 2019 distribution, purchasers in this offering will be entitled to receive the third quarter of 2019 distribution so long as they are holders of record on the record date for such distribution.

Exchange Listing	Our common units are traded on the NYSE under the symbol "PAA."

RISK FACTORS

        Before making an investment in the common units offered hereby, you should carefully consider the risk factors included in Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (File No. 001-14569) and in any subsequent quarterly report on Form 10-Q, which are incorporated by reference herein, together with all of the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common units could decline, and you could lose all or part of your investment.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common units by the selling unitholder in this offering. We will pay certain expenses, other than underwriting discounts and commissions, associated with the sale of common units to be offered by the selling unitholder under this prospectus supplement.

 SELLING UNITHOLDER

        The following table sets forth the number common units beneficially owned by the selling unitholder prior to this offering, the number of common units to be offered for sale by the selling unitholder in this offering, the number of common units to be beneficially owned by the selling unitholder after completion of this offering and the percentage of our issued and outstanding common units beneficially owned by the selling unitholder prior to this offering and to be beneficially owned after the completion of this offering.

        Beneficial ownership of units is determined under the rules of the SEC and generally includes any units over which a person exercises sole or shared voting or investment power. Percentage of beneficial ownership is based on 728,028,576 common units issued and outstanding as of September 16, 2019.

        Except as indicated in footnotes to this table, we believe that the unitholder named in this table has sole voting and investment power with respect to all common units shown to be beneficially owned by it, based on information provided to us by such unitholder.

Selling Unitholder	Common Units Beneficially Owned Prior to the Offering(2)	Percentage of Common Units Beneficially Owned Prior to the Offering	Common Units Offered Hereby(3)	Common Units to be Beneficially Owned After Offering(4)	Percentage of Common Units to be Beneficially Owned After Offering
Oxy Holding Company (Pipeline), Inc.(1)	29,977,890	4.1%	14,977,890	—	—%

(1)
Oxy Holding Company (Pipeline), Inc. is an indirect wholly owned subsidiary of Occidental Petroleum Corporation. The voting and disposition of any common units held by Oxy Holding Company (Pipeline), Inc. is controlled by the board of directors of Occidental Petroleum Company. Pursuant to the Third Amended and Restated Limited Liability Company Agreement of PAGP GP, as amended (the "PAGP GP LLC Agreement"), Oxy Holding Company (Pipeline), Inc. will have the right to designate a director to PAGP GP's board of directors for as long as it owns at least a 10% Qualifying Interest (as that term is defined in the PAGP GP LLC Agreement). Oscar K. Brown currently serves as Oxy Holding Company (Pipeline), Inc.'s designee to the PAGP GP board. If Oxy Holding Company (Pipeline), Inc. sells all of the common units and/or Class A shares that are offered in the concurrent offerings, it will lose its board designation right, and, pursuant to the PAGP GP LLC Agreement, Oxy Holding Company (Pipeline), Inc.'s designee will automatically cease to be a member of PAGP GP's board of directors effective upon closing of the concurrent offerings.

(2)
Assumes the redemption of an equivalent number of AAP units, PAGP Class B shares and general partner units for common units to be sold in this offering.

(3)
In addition to the 14,977,890 common units offered in this offering, the selling unitholder is offering 15,000,000 Class A shares of Plains GP Holdings, L.P. in the concurrent offering.

(4)
Following the completion of this offering and the concurrent offering by the selling unitholder of 15,000,000 Class A shares of Plains GP Holdings, L.P., the selling unitholder will no longer beneficially own any AAP units, PAGP Class B shares or general partner units that may be redeemed for common units.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to "we," "us," or "the Partnership" are references to Plains All American Pipeline, L.P. and its subsidiaries.

        This discussion supersedes the discussion under "Material U.S. Federal Income Tax Consequences" in the accompanying base prospectus. Additionally, this discussion should be read in conjunction with the risk factors included under the caption "Tax Risks to Common Unitholders" in our Annual Report on Form 10-K for the year ended December 31, 2018, and any tax-related risk factors included in any of our Quarterly Reports on Forms 10-Q filed after such Annual Report.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that may affect us or our unitholders, such as the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under "—State, Local and Other Tax Considerations." Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who do not materially participate in the conduct of our business activities and who hold such units as capital assets (typically, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for federal income tax purposes), partnerships (including other entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds.

        Accordingly, we encourage each prospective unitholder to consult the unitholder's own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of our units and potential changes in applicable tax laws.

        No ruling has been or will be requested from the Internal Revenue Service (the "IRS") with respect to the Partnership's classification as a partnership for federal income tax purposes or as to the classification of our partnership and limited liability company operating subsidiaries. We will rely on the opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues:

  •
  the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans");

  •
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees");

  •
  whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Disposition of Units—Uniformity of Units");

  •
  whether our use of simplifying conventions for making adjustments to "book" basis and relevant allocations is permitted by existing Treasury Regulations (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Uniformity of Units"); and

  •
  whether our allocations of income, gain, loss and deduction will be given effect for federal income tax purposes (please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for federal income tax purposes and, therefore, subject to the discussion below under "—Administrative Matters—Information Returns and Audit Procedures", generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder's adjusted tax basis in its units. Please read "—Tax Consequences of Unit Ownership—Treatment of Distributions" and "—Disposition of Units".

        Section 7704 of the Code generally provides that a publicly traded partnership will be treated as a corporation for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) interest, (ii) dividends, (iii) real property rents within the meaning of Section 856(d) of the Code, as modified by Section 7704(d)(3) of the Code, (iv) gains from the sale or other disposition of real property, (v) income and gains derived from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof) or the marketing of any "mineral or natural resource", and (vi) gains from the sale or other disposition of capital assets (or property described in Section 1231(b) of the Code) held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5 percent of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions and the representations described below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes and that each of our operating subsidiaries, other than those that have been identified as corporations to Vinson & Elkins L.L.P., will be treated as a partnership or will be disregarded as an entity separate from us. In rendering its opinion, Vinson & Elkins L.L.P. has relied on the factual representations made by us and our general partner, including, without limitation:

          (a)   Neither we nor any of our partnership or limited liability company operating subsidiaries has elected or will elect to be treated as a corporation for federal income tax purposes;

          (b)   For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

          (c)   Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress have proposed and considered substantive changes to the existing federal income tax laws that would affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.

        In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the "Final Regulations") within the meaning of Section 7704 of the Code were published in the Federal Register. The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

        It is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders.

        At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

        Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time when we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's adjusted tax basis in its units (determined separately for each unit), and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders of the Partnership who are admitted as limited partners of the Partnership will be treated as partners of the Partnership for federal income tax purposes and unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units will be treated as partners of the Partnership for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing assignees of units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of units unless the units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those units.

        For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans."

        A unitholder who is not treated as a partner in us as described above is urged to consult its own tax advisors with respect to the tax consequences applicable to such unitholder under its particular circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" and "—Administrative Matters—Information Returns and Audit Procedures," with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by a corporate subsidiary, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid or treated as paid for those units increased by the unitholder's initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, any decreases in its share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our "nonrecourse liabilities" (liabilities for which no partner bears the economic risk of loss) will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease such unitholder's share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities generally will be based upon such unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess nonrecourse liabilities allocated based on the unitholder's share of our profits. Please read "—Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange will generally result in the unitholder's recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (typically zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's adjusted tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. A unitholder will be at risk to the extent of its adjusted tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement, and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used, and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, passive activity loss limitations limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. For this purpose, any income from a guaranteed payment for the use of capital generally will not be treated as passive income. As a result, holders of certain of our preferred units treated as receiving guaranteed payment for the use of capital generally may not be able to offset that income with losses or deductions allocated to our common units. Passive losses that exceed a unitholder's share of the passive income we generate may be deducted in full when a unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk and basis limitations.

        For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an "excess business loss" limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer's aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000, or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder's aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder's other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder's non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

        In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this "business interest" is limited to the sum of our business interest income and 30% of our "adjusted taxable income." For the purposes of this limitation, our adjusted taxable income is computed without regard to any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder's distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder's distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

        To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of "excess business interest" will not be currently deductible.

Subject to certain limitations and adjustments to a unitholder's basis in its units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder's basis in his or her units will generally be increased by the amount of any excess business interest upon a disposition of such units.

        In addition to this limitation on the deductibility of a partnership's business interest, the deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness allocable to property held for investment;

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  interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. Net investment income does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly-traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, our partnership agreement authorizes us to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, our partnership agreement authorizes us to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Please read "—Administrative Matters—Information Returns and Audit Procedures." Each unitholder is urged to consult its tax advisor to determine the consequences to them of any tax payment we make on its behalf.

Allocation of Income, Gain, Loss and Deduction

        Except as described below, our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us. Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible (subject to the limitations described above) to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        It may not be administratively feasible to make the relevant adjustments to "book" basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Vinson & Elkins, L.L.P., is unable to opine as to the validity of such conventions.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a unitholder's share of an item will be determined on the basis of the unitholder's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder's relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Our allocations and liquidation provisions are designed in a way to give effect to our allocations, except to the extent required to achieve parity among the preferred units. Consequently, Vinson & Elkins LLP is unable to opine on whether our allocations of income, gain, loss and deduction will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

        A unitholder whose units are the subject of a securities loan (for example, a loan to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss as a result of such deemed disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the lending unitholder as to those units may be treated as ordinary taxable income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. A unitholder desiring to assure its status as a partner and avoid the risk of income recognition from a loan of its units is urged to modify any applicable brokerage account agreements to prohibit its brokers from borrowing and lending its units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates, and trusts. For these purposes, net investment income generally includes a unitholder's allocable share of our income and gain realized by a unitholder from a sale of units (without taking into account the 20% deduction discussed below). In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder's net investment income from all investments, or (ii) the amount by which the unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

        For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our "qualified business income." For purposes of this deduction, our "qualified business income" is equal to the sum of:

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  the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

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  any gain recognized upon a disposition of our units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our "inventory items," and is thus treated as ordinary income under Section 751 of the Code.

        The income attributable to our Canadian business operations is not considered effectively connected to our U.S. business, and as a result our unitholders will not be entitled to a deduction equal to 20% of his or her allocable share of such income.

Section 754 Election

        We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our units under Section 743(b) of the Code to reflect the unit purchase price upon subsequent purchases of units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us. For purposes of this discussion, a unitholder's basis in our assets will be considered to have two components: (1) its share of the tax basis in our assets as to all unitholders and (2) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

        Subject to certain limitations, a Section 743(b) adjustment may create additional depreciable basis that is eligible for bonus depreciation under Section 168(k) to the extent the adjustment is attributable to depreciable property and not to goodwill or real property. However, because we may not be able to determine whether transfers of our units satisfy all of the eligibility requirements and due to other limitations regarding administrability, we plan to elect out of the bonus depreciation provisions of Section 168(k) with respect to basis adjustments under Section 743(b).

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of units due to the lack of controlling authority. Because a unitholder's adjusted tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our depreciable assets to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than certain of our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read "—Disposition of Units—Recognition of Gain or Loss."

        We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year. Under a transition rule, we can also elect to apply a 50% bonus depreciation deduction instead of the 100% deduction for our first taxable year ending after September 27, 2017.

Valuation and Tax Basis of Each of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale or exchange of a unit equal to the difference, if any, between the unitholder's amount realized and the adjusted tax basis in the unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A unitholder's amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to the unit sold or exchanged. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a unit could result in a tax liability in excess of any cash received from such sale or exchange.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our "inventory items," regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale or exchange of a unit, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of any unit transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale or exchange of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans."

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or exchanges any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of our units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

        A unitholder's adjusted tax basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" and "—Tax Consequences of Unit Ownership—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from any sale of our units might be increased without the benefit of additional deductions.

        In addition, as described above at "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction," if we aggregate multiple issuances of units for purposes of making adjustments to "book" basis and related tax allocations, to ensure the uniformity of our units, we will treat each of our units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Although our counsel, Vinson & Elkins L.L.P., is unable to opine as to the validity of such an approach, we do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material.

Tax-Exempt Organizations and Other Investors

        Ownership of our units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our units.

        Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Tax-exempt unitholders with more than one unrelated trade or business (including by attribution from the Partnership to the extent it is engaged in one or more unrelated trade or business) are required to separately compute their unrelated business taxable income with respect to each unrelated trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt unitholders to utilize losses from an investment in the Partnership to offset unrelated business taxable income from another unrelated trade or business and vice versa.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of its ownership of our units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file federal tax returns to report its share of our income, gain, loss or deduction and pay federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

        In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be "effectively connected" with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be "effectively connected" with a U.S. trade or business. Thus, a substantial portion of a Non-U.S. Unitholder's gain from the sale or other disposition of our units would be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us and would be subject to federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to federal income tax on gain from the sale or disposition of its units to the extent such gain is effectively connected with a U.S. trade or business. We expect a substantial portion of the gain from the sale or disposition of our units to be treated as effectively connected with a U.S. trade or business.

        Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld. Because the "amount realized" includes a partner's share of the partnership's liabilities, 10% of the amount realized could exceed the total cash purchase price for the units. For this and other reasons, the IRS has suspended the application of this withholding rule to open market transfers of interest in publicly traded partnerships, pending promulgation of regulations that address the amount to be withheld, the reporting necessary to determine such amount and the appropriate party to withhold such amounts, but it is not clear if or when such regulations will be issued.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly-traded partnerships are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners.

        Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

        Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

        Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative ("Partnership Representative"). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

        Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on withholdable payments, including interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States ("FDAP Income") paid to a foreign financial institution or to a "non-financial foreign entity" (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of any property of a type which could produce interest or dividends from sources within the United States ("Gross Proceeds") on or after January 1, 2019, recently proposed Treasury Regulations provide that such payments of Gross Proceeds do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued.

        If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

        To the extent we have FDAP Income that is not treated as effectively connected with a U.S. trade or business (please read "—Tax-Exempt Organizations and Other Investors"), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above. Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our units.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  •
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

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  a statement regarding whether the beneficial owner is:

  •
  a non-U.S. person;

    •
    a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

    •
    a tax-exempt entity;

  •
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  •
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our units with the information furnished to us.

Accuracy-Related Penalties

        Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We conduct business or own property in many states in the United States. Some of these states may impose an income tax on individuals, corporations and other entities. As we make acquisitions or expand our business, we may own property or conduct business in additional states that impose a personal income tax. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider the potential impact of such taxes on its investment in us.

        A unitholder may be required to file income tax returns and pay income taxes in some or all of the jurisdictions in which we do business or own property, though such unitholder may not be required to file a return and pay taxes in certain jurisdictions because its income from such jurisdictions falls below the jurisdiction's filing and payment requirement. Further, a unitholder may be subject to penalties for a failure to comply with any filing or payment requirement applicable to such unitholder. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of its investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

UNDERWRITING

        Subject to the terms and conditions set forth in an underwriting agreement among us, the selling unitholder and Barclays Capital Inc. (the "underwriter"), the selling unitholder has agreed to sell to the underwriter and the underwriter has agreed to purchase all of the common units included in this offering.

        The underwriting agreement provides that the obligations of the underwriter to purchase the common units included in this offering are subject to approval of legal matters by counsel and to other conditions. Under the terms of the underwriting agreement, the underwriter is committed to purchase all of the common units.

Commissions and Discounts

        The following table summarizes the underwriting discount the selling unitholder will pay to the underwriter.

Per unit	$0.21
Total	$3,145,357

        The underwriter proposes to offer some of the common units directly to the public at the public offering price set forth on the cover page of this prospectus and some of the common units to dealers at the public offering price less a concession not to exceed $0.10 per common unit. If all of the common units are not sold at the initial offering price, the underwriter may change the public offering price and the other selling terms.

Lock-Up Agreement

        We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of the underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any common units, PAGP Class A shares or any securities convertible into, or exercisable or exchangeable for or that represent the right to receive common units, PAGP Class A shares or any securities that are senior to or pari passu with common units or PAGP Class A shares, including the grant of any options or warrants to purchase common units or PAGP Class A shares. This agreement also will not apply to (i) grants under existing employee benefit plans (including long-term incentive plans adopted by PAGP GP, Plains AAP, L.P. or GP LLC), (ii) issuances of common units, PAGP Class A shares or any securities convertible or exchangeable into common units or PAGP Class A shares as payment of any part of the purchase price in connection with acquisitions by us and our affiliates or any third parties (with any transferees in such acquisitions agreeing to be bound by the lock-up agreement for the remainder of the term) or (iii) issuances or deliveries of common units or PAGP Class A shares in connection with the conversion, vesting or exercise of securities (including long-term incentive plan awards and the right of holders of AAP Class A units to exchange such AAP Class A Units and PAGP Class B shares for Class A shares of PAGP or redeem such AAP Class A units and PAGP Class B shares for our common units) currently outstanding. The underwriter, in its sole discretion, may release any of the common units or PAGP Class A shares subject to this lock-up agreement at any time without notice.

Listing

        Our common units are listed on the NYSE under the symbol "PAA."

Price Stabilizations, Short Positions and Penalty Bids

        In connection with the offering, the underwriter may purchase and sell common units in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common units in excess of the number of common units to be purchased by the underwriter in the offering, which creates a syndicate short position. "Covered" short sales are sales of common units made in an amount up to the number of common units represented by the underwriter's option to purchase additional common units. In determining the source of common units to close out the covered syndicate short position, the underwriter will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which it may purchase units through the option to purchase additional common units. Transactions to close out the covered syndicate short position involve either purchases of the common units in the open market after the distribution has been completed or the exercise of the option to purchase additional common units. The underwriter may also make "naked" short sales of common units in excess of the option to purchase additional common units. The underwriter must close out any naked short position by purchasing common units in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of common units in the open market while the offering is in progress.

        The underwriter also may impose a penalty bid. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the underwriter repurchases common units originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or slowing a decline in the market price of the common units. They may also cause the price of the common units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the NYSE or in the over-the-counter market, or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

Partnership Expenses

        We estimate that our total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $285,000.

Other Relationships

        An affiliate of the underwriter is a lender under PAA's senior unsecured revolving credit facility.

        The underwriter and its affiliates have performed or may in the future perform investment and commercial banking and advisory services for us and our affiliates or engage in transactions with us and our affiliates, from time to time, in the ordinary course of their business for which they have received or will receive customary payments, fees and expenses.

        In addition, in the ordinary course of their business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriter or its affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Distribution

        This prospectus supplement and the accompanying base prospectus in electronic format may be made available on the website maintained by the underwriter. The underwriter may agree to allocate a number of common units for sale to their online brokerage account holders. The common units will be allocated to the underwriter, which may make Internet distributions on the same basis as other allocations. In addition, common units may be sold by the underwriter to securities dealers who resell common units to online brokerage account holders.

        Other than this prospectus supplement and the accompanying base prospectus in electronic format, information contained in any website maintained by the underwriter is not part of this prospectus supplement or the accompanying base prospectus or registration statement of which the accompanying base prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase common units. The underwriter is not responsible for information contained in websites that it does not maintain.

Indemnification

        We have agreed to indemnify the underwriter and the selling unitholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Selling Restrictions

Notice to Prospective Investors in Hong Kong

        The common units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common units which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

        The common units offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the "Financial Instruments and Exchange Law"), and the underwriter has agreed that it will not offer or sell any common units, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common units may not be circulated or distributed, nor may the common units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case, subject to compliance with conditions set for the in the SFA.

        Where the common units are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor, as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, common units, debentures and units of common units and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the common units under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) by operation of law.

        Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the common units are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

 LEGAL MATTERS

        The validity of the common units offered in this prospectus supplement will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters will be passed upon for the underwriter by Baker Botts L.L.P., Houston, Texas. Certain legal matters will be passed upon for the selling unitholder by Latham & Watkins LLP, Houston, Texas.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We are "incorporating by reference" into this prospectus supplement information we file with the SEC. This procedure means that we can disclose important information to you by referring you to documents filed with the SEC. The information we incorporate by reference is deemed to be part of this prospectus supplement and later information that we file with the SEC will automatically update and supersede this information.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed pursuant to any Current Report on Form 8-K) until the offering and sale of the common units contemplated by this prospectus supplement are complete:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2018, including information specifically incorporated by reference from our Proxy Statement for our 2019 Annual Meeting;

  •
  Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019 and June 30, 2019;

  •
  Current Reports on Form 8-K filed on January 4, 2019, February 25, 2019, May 17, 2019, May 30, 2019, August 21, 2019, September 11, 2019 and September 17, 2019; and

  •
  the description of our common units contained in our Registration Statement on Form 8-A/A, filed on November 16, 2016, and any subsequent amendment or report filed for the purpose of updating such description.

        You may request a copy of these filings (other than any exhibits unless specifically incorporated by reference into this prospectus supplement and the accompanying base prospectus) at no cost by making written or telephone requests for copies to:

Plains All American Pipeline, L.P.
Investor Relations
333 Clay Street, Suite 1600
Houston, Texas 77002
(713) 646-4100

        The SEC maintains a website that contains reports, proxy and information statements, and other information regarding us. The SEC's website address is www.sec.gov.

PROSPECTUS

PLAINS ALL AMERICAN PIPELINE, L.P.

143,936,001 Common Units

Representing Limited Partner Interests

        This prospectus relates to up to 143,936,001 common units representing limited partner interests of Plains All American Pipeline, L.P. that the selling unitholders named in this prospectus may from time to time, in one or more offerings, offer and sell. For a detailed discussion of the selling unitholders, please read "Selling Unitholders."

        The selling unitholders may offer and sell these common units to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these common units and the general manner of offering these common units by the selling unitholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units and also may add, update or change information contained in this prospectus.

        You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our common units. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information about us, including our financial statements.

        Our common units are listed on the New York Stock Exchange ("NYSE") under the symbol "PAA."

        Limited partnerships are inherently different than corporations, and investing in our common units involves a high degree of risk. You should carefully consider the risks relating to investing in our common units and each of the other risk factors described under "Risk Factors" on page 8 of this prospectus before you make an investment in our common units.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the common units or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 7, 2016

        In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If anyone provides you with different or inconsistent information, you should not rely on it.

        You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, the selling unitholders may over time, in one or more offerings, offer and sell up to 143,936,001 of our common units.

        We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units and may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement.

 WHERE YOU CAN FIND MORE INFORMATION

        We "incorporate by reference" information into this prospectus, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained expressly in this prospectus or any prospectus supplement, and the information we file later with the SEC will automatically supersede this information. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of such document.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding any information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed:

  •
  Annual Report on Form 10-K for the year ended December 31, 2015, filed on February 25, 2016

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 10, 2016;

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed on August 8, 2016;

  •
  Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed on November 8, 2016;

  •
  Current Reports on Form 8-K, filed on January 19, 2016, February 2, 2016, May 18, 2016, July 14, 2016, August 9, 2016, August 17, 2016, August 31, 2016, November 18, 2016 and November 21, 2016; and

  •
  the description of our common units contained in our Form 8-A/A dated November 16, 2016 and any subsequent amendment thereto filed for the purpose of updating such description.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

Plains All American Pipeline, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Corporate Secretary
Telephone: (713) 646-4100

        Additionally, you may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on its Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website www.sec.gov.

        We also make available free of charge on our website at ir.paalp.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

 FORWARD-LOOKING STATEMENTS

        All statements included or incorporated by reference in this prospectus or the accompanying prospectus supplement, other than statements of historical fact, are forward-looking statements, including but not limited to statements incorporating the words "anticipate," "believe," "estimate," "expect," "plan," "intend" and "forecast," as well as similar expressions and statements regarding our business strategy, plans and objectives for future operations. The absence of such words, expressions or statements, however, does not mean that the statements are not forward-looking. Any such forward-looking statements reflect our current views with respect to future events, based on what we believe to be reasonable assumptions. Certain factors could cause actual results or outcomes to differ materially from the results or outcomes anticipated in the forward-looking statements. The most important of these factors include, but are not limited to:

  •
  declines in the volume of crude oil, refined product and NGL shipped, processed, purchased, stored, fractionated and/or gathered at or through the use of our assets, whether due to declines in production from existing oil and gas reserves, failure to develop or slowdown in the development of additional oil and gas reserves, whether from reduced cash flow to fund drilling or the inability to access capital, or other factors;

  •
  the effects of competition;

  •
  failure to implement or capitalize, or delays in implementing or capitalizing, on expansion projects;

  •
  unanticipated changes in crude oil market structure, grade differentials and volatility (or lack thereof);

  •
  environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves;

  •
  fluctuations in refinery capacity in areas supplied by our mainlines and other factors affecting demand for various grades of crude oil, refined products and natural gas and resulting changes in pricing conditions or transportation throughput requirements;

  •
  the occurrence of a natural disaster, catastrophe, terrorist attack or other event, including attacks on our electronic and computer systems;

  •
  maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties;

  •
  tightened capital markets or other factors that increase our cost of capital or limit our ability to obtain debt or equity financing on satisfactory terms to fund additional acquisitions, expansion projects, working capital requirements and the repayment or refinancing of indebtedness;

  •
  the currency exchange rate of the Canadian dollar;

  •
  continued creditworthiness of, and performance by, our counterparties, including financial institutions and trading companies with which we do business;

  •
  inability to recognize current revenue attributable to deficiency payments received from customers who fail to ship or move more than minimum contracted volumes until the related credits expire or are used;

  •
  non-utilization of our assets and facilities;

  •
  increased costs, or lack of availability, of insurance;

  •
  weather interference with business operations or project construction, including the impact of extreme weather events or conditions;

  •
  the availability of, and our ability to consummate, acquisition or combination opportunities;

  •
  the successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations;

  •
  the effectiveness of our risk management activities;

  •
  shortages or cost increases of supplies, materials or labor;

  •
  the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations;

  •
  fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our long-term incentive plans;

  •
  risks related to the development and operation of our assets, including our ability to satisfy our contractual obligations to our customers;

  •
  factors affecting demand for natural gas and natural gas storage services and rates;

  •
  general economic, market or business conditions and the amplification of other risks caused by volatile financial markets, capital constraints and pervasive liquidity concerns; and

  •
  other factors and uncertainties inherent in the transportation, storage, terminalling and marketing of crude oil and refined products, as well as in the storage of natural gas and the processing, transportation, fractionation, storage and marketing of natural gas liquids.

        Other factors described herein or incorporated by reference, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Please read "Risk Factors" beginning on page 8 of this prospectus and in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-14569), which is incorporated into this prospectus by reference. Except as required by applicable securities laws, we do not intend to update these forward-looking statements and information.

ABOUT PLAINS ALL AMERICAN PIPELINE, L.P.

Overview

        We are a Delaware limited partnership formed in 1998. Our operations are conducted directly and indirectly through our primary operating subsidiaries. We own and operate midstream energy infrastructure and provide logistics services for crude oil, natural gas liquids ("NGL"), natural gas and refined products.

        We own an extensive network of pipeline transportation, terminalling, storage, and gathering assets in key crude oil and NGL producing basins and transportation corridors and at major market hubs in the United States and Canada. Our business activities are conducted through three operating segments: transportation, facilities and supply and logistics.

        For purposes of this prospectus, unless the context clearly indicates otherwise, "Partnership," "Plains," "PAA," "we," "us," "our," "ours" and similar terms refer to Plains All American Pipeline, L.P. and its subsidiaries. References to our "general partner," as the context requires, include any or all of PAA GP Holdings LLC ("PAGP GP"), Plains GP Holdings, L.P. ("PAGP"), PAA GP LLC ("PAA GP"), Plains AAP, L.P. ("AAP") and Plains All American GP LLC ("GP LLC").

Ongoing Acquisition and Investment Activities

        Consistent with our business strategy, we are continuously engaged in the evaluation of potential acquisitions, joint ventures and capital projects. As a part of these efforts, we often engage in discussions with potential sellers or other parties regarding the possible purchase of or investment in assets and operations that are strategic and complementary to our existing operations. In addition, we have in the past evaluated and pursued, and intend in the future to evaluate and pursue, the acquisition of or investment in other energy-related assets that have characteristics and opportunities similar to our existing business lines and enable us to leverage our assets, knowledge and skill sets. Such efforts may involve participation by us in processes that have been made public and involve a number of potential buyers or investors, commonly referred to as "auction" processes, as well as situations in which we believe we are the only party or one of a limited number of parties who are in negotiations with the potential seller or other party. These acquisition and investment efforts often involve assets which, if acquired or constructed, could have a material effect on our financial condition and results of operations.

        From time to time, we may also sell assets that we regard as non-core or that we believe might be a better fit with the business or assets of a third-party buyer.

        We typically do not announce a transaction until after we have executed a definitive agreement. However, in certain cases in order to protect our business interests or for other reasons, we may defer public announcement of a transaction until closing or a later date. Past experience has demonstrated that discussions and negotiations regarding a potential transaction can advance or terminate in a short period of time. Moreover, the closing of any transaction for which we have entered into a definitive agreement may be subject to customary and other closing conditions, which may not ultimately be satisfied or waived. Accordingly, we can give no assurance that our current or future acquisition or investment efforts will be successful. Although we expect the acquisitions and investments we make to be accretive in the long term, we can provide no assurance that our expectations will ultimately be realized.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 333 Clay Street, Suite 1600, Houston, Texas 77002 and our telephone number is (713) 646-4100. We maintain a website at www.plainsallamerican.com that provides information about our business and operations. We make our periodic and current reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information contained on or available through our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

Additional Information

        On November 15, 2016, the transactions contemplated by the Simplification Agreement dated July 11, 2016 (the "Simplification Agreement"), by and among us, PAGP, PAGP GP, AAP, GP LLC and PAA GP (collectively, the "Plains Entities"), closed. The transactions included the following:

  •
  the conversion of PAA GP's 2% general partner interest in us into a non-economic general partner interest (the "GP Conversion");

  •
  the redemption by us (the "IDR Redemption") of all of the incentive distribution rights in PAA held by AAP (the "IDRs");

  •
  as consideration for the GP Conversion and IDR Redemption, (i) the assumption by us of all outstanding indebtedness and obligations under AAP's Second Amended and Restated Credit Agreement (approximately $642 million) and (ii) issuance by us to AAP of 244,707,926 common units;

  •
  the implementation of a unified governance structure for the Plains Entities that eliminated the board of directors of GP LLC and resulted in a single board, the board of directors of PAGP GP, being responsible for the management of PAGP, AAP and PAA;

  •
  the division of the board of directors of PAGP GP into three classes and the acceleration of the date on which our preferred and common unitholders (other than AAP), together with PAGP's Class A and Class B shareholders, will begin to participate in the election of directors on an annual basis, with the first such election expected to occur in 2018;

  •
  the creation of a right, subject to certain limitations for the holders (excluding PAGP and GP LLC) of the Class A units of AAP ("AAP Units") to cause AAP to redeem such AAP Units in exchange for an equal number of our common units held by AAP, and the granting of resale registration rights with respect to such common units;

  •
  the effectuation of certain reverse stock splits to adjust the outstanding equity of PAGP, PAGP GP and AAP so that the number of outstanding PAGP Class A shares (the "Class A shares") equals the number of outstanding AAP Class A Units held by PAGP and the number of our outstanding common units held by AAP that are attributable to PAGP; accordingly, each split-adjusted Class A share represents indirect ownership of one PAA Common Unit;

  •
  the entry into an omnibus agreement (the "Omnibus Agreement") designed to promote economic alignment between PAGP's Class A shareholders and our common unitholders through, among other measures, maintenance of a one-to-one relationship between the number of outstanding Class A shares and the number of our common units that PAGP indirectly owns through AAP. The Omnibus Agreement also requires PAA to bear the costs and expenses of the Plains Entities, other than income tax expenses of PAGP and its subsidiaries (excluding us and our subsidiaries);

  •
  the amendment and restatement of the governing documents of the Plains Entities, to give effect to the foregoing; and

  •
  several other miscellaneous matters.

        For additional information about us please refer to the documents set forth under "Where You Can Find More Information" in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, each of which is incorporated by reference herein.

 RISK FACTORS

        An investment in our common units involves a high degree of risk. Before you invest in our common units, you should carefully consider the risk factors included in Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 (File No. 001-14569), which is incorporated into this prospectus by reference, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in our common units. If any of these risks were to occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common units could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

 USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of common units by the selling unitholders in any offering. We will cause the selling unitholders to pay certain expenses, pro rata, including underwriting discounts and commissions, associated with the sale of common units by the selling unitholder.

DESCRIPTION OF OUR COMMON UNITS

        Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, see "Cash Distribution Policy."

        Our outstanding common units are listed on the NYSE under the symbol "PAA." Any additional common units we issue will also be listed on the NYSE.

        The transfer agent and registrar for our common units is American Stock Transfer & Trust Company.

Voting

        Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.

        Beginning in 2018, PAGP will hold an annual meeting of shareholders for the election of "eligible PAGP GP directors," which will include all directors of PAGP GP's board with expiring terms other than (i) any director subject to designation, (ii) PAGP GP's chief executive officer and (iii) any director subject to appointment by the holders of PAA's Series A Preferred Units. In connection with the closing of the transactions contemplated by the Simplification Agreement, PAGP created a new class of non-economic limited partner interests, designated as Class C shares, and issued 477,648,826 Class C shares to us. The number of Class C shares issued to us equals the sum of the number of (i) our outstanding common units, excluding common units held by AAP, and (ii) common units that would be issued to holders of Series A Preferred Units assuming conversion, in each case, as of November 15, 2016. The Class C shares are non-economic shares that will provide us, as the sole holder, the right to vote in elections of eligible PAGP GP directors together with the holders of PAGP's Class A and Class B shares. Voting at any such shareholder meetings will be non-cumulative.

        PAGP GP's board of directors is divided into three classes of directors such that each class is comprised of one designated director and two independent directors. As provided in PAGP GP's limited liability company agreement, the CEO of PAGP GP is an automatic member (and Chairman) of PAGP GP's board of directors and therefore will not be included in a class. In addition, any director subject to appointment by the holders of PAA's Series A Convertible Preferred Units (as described below under "—Cash Distribution Policy—Series A Convertible Preferred Units") will not be included in a class. Each class of directors will serve a three-year term.

        Beginning in 2018, we will hold an annual meeting of our limited partners in advance of PAGP's annual meeting of its limited partners. The purpose of our annual meeting will be to allow our limited partners (other than AAP) to cast a "pass-through vote," instructing us how to vote the Class C shares that we own in such election of eligible PAGP directors. We will vote (or refrain from voting) our Class C shares for the election of eligible PAGP GP directors in the same proportion as the votes received from or withheld by our limited partners. At our annual meeting, common units held by AAP will not be voted and will not be counted for purposes of determining whether a quorum exists.

Status as Limited Partner or Assignee

        Except as described below under "—Limited Liability," the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

        Each purchaser of common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

        An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units

Redemption Right

        Subject to certain limitations, each holder of AAP's Class A units (other than PAGP and GP LLC) has the right (a "Redemption Right") to cause AAP to redeem any or all of such holder's AAP Units in exchange for the distribution of an equivalent number of our common units held by AAP. In connection with any such redemption, the redeeming holder will transfer Class A units to AAP and a corresponding number of Class B shares and PAGP's company units (if any), in each case, to PAGP. The Class A units transferred to AAP will be cancelled, the Class B shares transferred to PAGP will be cancelled and the company units transferred to PAGP will remain outstanding and increase PAGP's ownership percentage in PAGP GP.

        As long as PAGP's Class A shares are publicly traded, a holder of vested AAP management units will be entitled to convert his or her AAP management units into AAP Class A units and a like number of Class B shares based on a conversion ratio of approximately 0.941 AAP Class A units and Class B shares for each AAP management unit. Following any such conversion, the holder will have Redemption Rights as a holder of AAP's Class A units. Holders of AAP management units who convert such units into AAP Class A units and Class B shares will not receive general partner units and thus will not need to include any general partner units in a transfer or the exercise of their Redemption Right.

        The above mechanisms are subject to customary conversion rate adjustments for equity splits, equity dividends and reclassifications.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership. For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

        As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with generally accepted accounting principles. In addition, no later than 45 days after the close of each quarter (except the fourth quarter), our general partner will furnish or make available to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

        Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner's ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state tax liability and filing his U.S. federal and state income tax returns.

        A limited partner can, for a purpose reasonably related to the limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each partner;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

  •
  copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

 CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    We will distribute to our unitholders, on a quarterly basis, all of our available cash in the manner described below.

        Definition of Available Cash.    Available cash generally means, for any quarter ending prior to liquidation, all cash on hand at the end of that quarter less the amount of cash reserves that are necessary or appropriate in the reasonable discretion of the general partner to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law or any partnership debt instrument or other agreement; or

  •
  provide funds for distributions to unitholders and the general partner in respect of any one or more of the next four quarters.

Operating Surplus and Capital Surplus

        General.    Cash distributions to our unitholders will be characterized as either operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus. See "—Quarterly Distributions of Available Cash."

        Definition of Operating Surplus.    Operating surplus refers generally to:

  •
  our cash balances on the closing date of our initial public offering; plus

  •
  $25 million; plus

  •
  all of our cash receipts from operations, excluding cash that is capital surplus; less

  •
  all of our operating expenses, debt service payments (but not including payments required with the sale of assets or any refinancing with the proceeds of new indebtedness or an equity offering), maintenance capital expenditures and reserves established for future operations.

        Definition of Capital Surplus.    Capital surplus will generally be generated only by:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets in the ordinary course of business.

        We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed after the closing date of our initial public offering equals the operating surplus as of the end of the quarter prior to the distribution. Any available cash in excess of operating surplus, regardless of its source, will be treated as capital surplus.

        If we distribute available cash from capital surplus for each common unit in an aggregate amount per common unit equal to the initial public offering price of the common units, there will not be a distinction between operating surplus and capital surplus, and all distributions of available cash will be treated as operating surplus. We do not anticipate that we will make distributions from capital surplus.

Effect of Issuance of Additional Units

        We can issue additional common units or other equity securities for consideration and under terms and conditions approved by our general partner in its sole discretion and without the approval of our unitholders. We may fund acquisitions through the issuance of additional common units or other equity securities.

        Holders of any additional common units that we issue will be entitled to share equally with our then-existing unitholders in distributions of available cash. In addition, the issuance of additional interests may dilute the value of the interests of the then-existing unitholders. If we issue additional partnership interests, our general partner will be required to make an additional capital contribution to us.

Series A Convertible Preferred Units

        On January 28, 2016, we completed a private placement of 61,030,127 Series A Convertible Preferred Units representing limited partner interests in us (the "preferred units") for a cash purchase price of $26.25 per unit (the "Issue Price"). The preferred units rank senior to all classes or series of equity securities in us with respect to distribution rights and rights upon liquidation. The holders of the preferred units will receive quarterly distributions, subject to customary anti-dilution adjustments, equal to an annual rate of 8% of the Issue Price ($2.10 per unit annualized). With respect to any quarter ending on or prior to December 31, 2017 (the "Initial Distribution Period"), we may elect to pay distributions on the preferred units in additional preferred units, in cash or a combination of both. With respect to any quarter ending after the Initial Distribution Period, we must pay distributions on preferred units in cash. For a period of 30 days following (a) the fifth anniversary of the issue date of the preferred units and (b) each subsequent anniversary of the issue date, the holders of preferred units, acting by majority vote, may make a one-time election to reset the preferred unit distribution rate to equal the then applicable rate of ten-year U.S. Treasury Securities plus 5.85% (the "Distribution Rate Reset"). If the holders of preferred units have exercised the Distribution Rate Reset, then, at any time following 30 days after the sixth anniversary of the issue date of the preferred units, we may redeem all or any portion of the outstanding preferred units in exchange for cash, common units (valued at 95% of the volume-weighted average price of our common units for the 30 trading day period ending on the fifth trading day immediately prior to the date of such redemption) or a combination of cash and common units at a redemption price equal to 110% of the Issue Price, plus any accrued and unpaid distributions.

        The holders of preferred units may convert their preferred units, generally on a one-for-one basis and subject to customary anti-dilution adjustments, at any time after the second anniversary of the issuance date (or prior to a liquidation), in whole or in part, so long as any partial conversion is not for less than $100 million (calculated based on the closing price of our common units on the trading day immediately prior to the notice of conversion) or such lesser amount, if such conversion relates to all of a holder's remaining preferred units. We may convert the preferred units at any time (but not more often than once per quarter) after the third anniversary of the issuance date, in whole or in part, if the closing price of our common units is greater than 150% of the Issue Price for the preceding 20 trading days, so long as any partial conversion is not for less than $500 million (calculated based on the closing trading price of common units on the trading day immediately prior to the notice of conversion) or such lesser amount, if such conversion relates to all of the then outstanding preferred units. The preferred units will vote on an as-converted basis with our common units and will have certain other class voting rights with respect to any amendment to our partnership agreement that would adversely affect any rights, preferences or privileges of the preferred units.

Quarterly Distributions of Available Cash

        After making distributions to holders of outstanding preferred units, we will make quarterly distributions to our common unitholders prior to our liquidation in an amount equal to 100% of our available cash for that quarter. We expect to make distributions of all available cash within 45 days after the end of each quarter to holders of record on the applicable record date.

Distributions from Operating Surplus

        We will make distributions of available cash from operating surplus to all unitholders, pro rata until we distribute an aggregate amount of available cash equal to the aggregate operating surplus generated by the Partnership from the time of our IPO through the end of the quarter in respect of such distribution.

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will Be Made.    We will make distributions of available cash from capital surplus in the following manner:

  •
  First, 100% to all unitholders, pro rata, until we distribute available cash from capital surplus in an aggregate amount per common unit equal to the initial public offering price; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Distribution of Cash upon Liquidation

        If we dissolve and liquidate, we will sell our assets or otherwise dispose of our assets and we will adjust the partners' capital account balances to show any resulting gain or loss. We will apply the proceeds of liquidation (i) first to the payment of our creditors in the order of priority provided in our partnership agreement and by law (ii) second to the holders of outstanding preferred units in accordance with the adjusted capital account balances, and, (iii) thereafter, distribute to the unitholders and the general partner in accordance with their adjusted capital account balances.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of our partnership agreement. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

  •
  distributions of our available cash are described under "Cash Distribution Policy;"

  •
  allocations of taxable income and other tax matters are described under "Material U.S. Federal Income Tax Consequences;" and

  •
  rights of holders of common units are described under "Description of Our Common Units."

Purpose

        Our purpose under our partnership agreement is to serve as a partner of our operating partnerships and to engage in any business activities that may be engaged in by our operating partnerships or that are approved by our general partner. The partnership agreements of our operating partnerships provide that they may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

        Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Reimbursements of Our General Partner

        Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities

        Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

        It is likely that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

        Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance.

The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement

        Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees.

Withdrawal or Removal of Our General Partner

        Our general partner may withdraw as general partner without obtaining approval of any unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days' notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

        Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

        Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than two-thirds of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.

        While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest and incentive distribution rights to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner.

        In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

Liquidation and Distribution of Proceeds

        Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

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  first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

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  next, to all holders of preferred units in accordance with the positive balance in their respective capital accounts; and

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  finally to all partners in accordance with the positive balance in their respective capital accounts.

        Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Change of Management Provisions

        Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

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  generally, if a person acquires 20% or more of any class of units then outstanding other than from our general partner or its affiliates, the units owned by such person cannot be voted on any matter; and

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  provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders' ability to influence the manner or direction of management.

Limited Call Right

        If at any time our general partner and its affiliates (other than, with respect to the of preferred units, such affiliates that originally purchased the preferred units) own 80% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days' notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in our partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

Indemnification

        Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner reasonably believed to be in or (in the case of an indemnitee other than the general partner) not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification.

        We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

        Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed U.S. Treasury regulations thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below. Unless the context otherwise requires, references in this section to "we" or "us" are references to the partnership and its subsidiaries.

        Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts ("IRAs"), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder's own tax advisor in analyzing the U.S. federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

        We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel's best legal judgment and does not bind the Internal Revenue Service ("IRS") or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for our units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans"); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Units—Allocations Between Transferors and Transferees"); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election" and "—Uniformity of Units").

Taxation of the Partnership

Partnership Status

        We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder generally will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder's adjusted tax basis in its units.

        Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership's gross income for every taxable year it is publicly traded consists of "qualifying income," the partnership may continue to be treated as a partnership for federal income tax purposes (the "Qualifying Income Exception"). Qualifying income includes (i) income and gains derived from processing, transportation, storage, terminalling, and marketing of any natural resource, including crude oil, natural gas, and products thereof, (ii) interest (other than from a financial business), (iii) dividends, (iv) gains from the sale of real property and (v) gains from the sale or other disposition of capital assets held for the production of qualifying income. We estimate that less than 5 percent of our current gross income is not qualifying income; however, this estimate could change from time to time.

        Based upon factual representations made by us and our general partner regarding the composition of our income and the other representations set forth below, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied include, without limitation:

          (a)   Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes;

          (b)   For each taxable year since and including the year of our initial public offering, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is "qualifying income" within the meaning of Section 7704(d) of the Code; and

          (c)   Each hedging transaction that we treat as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations are true and will be true in the future.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in exchange for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

        The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress and the President propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships, including the elimination of the Qualifying Income Exception upon which we rely for our treatment as a partnership for federal income tax purposes.

        In addition, the IRS has issued proposed regulations regarding qualifying income under Section 7704(d)(1)(E) of the Code (the "Proposed Regulations"). We do not believe the Proposed Regulations affect our ability to qualify as a publicly traded partnership. However, there are no assurances that final regulations will not include changes that interpret Section 7704(d)(1)(E) in a manner that is contrary to the Proposed Regulations, which could modify the amount of our gross income that we are able to treat as qualifying income for the purposes of the Qualifying Income Exception. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our common units.

        If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder's tax basis in its units, and thereafter (iii) taxable capital gain.

        The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

        Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. Also:

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  assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

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  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of the partnership for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Vinson & Elkins L.L.P.'s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        For a discussion related to the risks of losing partner status as a result of securities loans, please read "—Tax Consequences of Unit Ownership—Treatment of Securities Loans." Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under the circumstances.

Flow-Through of Taxable Income

        Subject to the discussion below under "—Entity-Level Collections of Unitholder Taxes" with respect to payments we may be required to make on behalf of our unitholders, and aside from any taxes paid by a corporate subsidiary, we will not pay any federal income tax. However, a portion of our operations and subsidiaries may also be subject to state and local taxes. Each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year without regard to whether we make cash distributions to such unitholder. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

        A unitholder's tax basis in its units initially will be the amount paid for those units increased by the unitholder's initial share of our liabilities. That basis generally will be (i) increased by the unitholder's share of our income and any increases in such unitholder's share of our liabilities, and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder's share of our losses, and any decreases in the unitholder's share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

        Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder's tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under "—Disposition of Units."

        Any reduction in a unitholder's share of our liabilities will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional units may decrease the unitholder's share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder's share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder's share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder's share of our profits. Please read "Disposition of Units."

        A non-pro rata distribution of money or property (including a deemed distribution as a result of the reduction in a unitholder's share of our liabilities as described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation and depletion recapture and substantially appreciated "inventory items," both as defined in Section 751 of the Code ("Section 751 Assets"). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for an allocable portion of the non-pro rata distribution. This latter deemed exchange generally will result in the unitholder's realization of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

        A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder's tax basis in its units, and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be "at risk" with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder's share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder's share of nonrecourse liabilities) cause the unitholder's at risk amount to be less than zero at the end of any taxable year.

        Losses disallowed to a unitholder or recaptured as a result of basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder's tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder's salary or active business income.

        In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from "passive activities" (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership.

        Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder's share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive activity loss rules are generally applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

        The deductibility of a non-corporate taxpayer's "investment interest expense" generally is limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

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  interest on indebtedness allocable to property held for investment;

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  interest expense allocated against portfolio income; and

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  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income (if applicable) or gains attributable to the disposition of property held for investment. A unitholder's share of a publicly traded partnership's portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

        If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder, we are authorized to pay those taxes and treat the payment as a distribution of cash to the relevant unitholder. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable.

        Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

        Our items of income, gain, loss and deduction will be allocated among our unitholders in accordance with their percentage interests in us.

        Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a "Book-Tax Disparity"). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has "substantial economic effect." In any other case, a partner's share of an item will be determined on the basis of the partner's interest in us, which will be determined by taking into account all the facts and circumstances, including (i) his relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for U.S. federal income tax purposes in determining a partner's share of an item of income, gain, loss, or deduction.

Treatment of Securities Loans

        A unitholder whose units are loaned (for example, to a "short seller" to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder, and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary income.

        Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read "—Disposition of Units—Recognition of Gain or Loss."

Tax Rates

        Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

        In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a common unitholder's allocable share of our income and gain realized by a common unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the common unitholder's net investment income from all investments and (ii) the amount by which the common unitholder's modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

        We have made the election permitted by Section 754 of the Code ("Section 754 Election") that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code ("Section 743(b) Adjustment"). The Section 743(b) Adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) Adjustment does not apply to a person who purchases units directly from us.

        Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) Adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read "—Uniformity of Units."

        The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) Adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder's tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss." If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

        The calculations involved in the Section 754 Election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) Adjustment we allocated to our assets subject to depreciation, goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally nonamortizable; however, if amortizable, it is amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 Election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the Section 754 Election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

        We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read "—Disposition of Units—Allocations Between Transferors and Transferees."

Tax Basis, Depreciation and Amortization

        The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Units—Recognition of Gain or Loss."

        The costs we incur in offering and selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. While there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the initial tax basis of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value and tax basis estimates and determinations ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

        A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder's amount realized and tax basis in the units sold. A unitholder's amount realized generally will equal the sum of the cash or the fair market value of other property it receives plus its share of our liabilities with respect to such units. Because the amount realized includes a unitholder's share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation or depletion recapture. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

        For purposes of calculating gain or loss on the sale of units, the unitholder's adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner's entire interest in the partnership.

        Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

        In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued final Treasury Regulations pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. Nonetheless, the regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

        A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

        A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

        We will be considered to have "constructively" terminated as a partnership for U.S. federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in such unitholder's taxable income for the year of termination.

        A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, and the cost of the preparation of these returns will be borne by all unitholders. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new Section 754 Election, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred.

        Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing, as opposed to a terminating, partnership.

Uniformity of Units

        Because we cannot match transferors and transferees of units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election."

        Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

        A unitholder's basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder's basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Units—Recognition of Gain or Loss" above and "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction—Section 754 Election" above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected, and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, "Non-U.S. Unitholders") raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

        Non-U.S. Unitholders are taxed by the United States on income effectively connected with the conduct of a U.S. trade or business ("effectively connected income") and on certain types of U.S.-source non-effectively connected income (such as dividends), and unless exempted or further limited by an income tax treaty, will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, is it probable that they will be deemed to conduct such activities through permanent establishments in the United States within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN, W-8BEN-E, or applicable substitute form in order to obtain credit for these withholding taxes.

        In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation's "U.S. net equity" to the extent reflected in the corporation's effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

        A Non-U.S. Unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Under a ruling published by the IRS interpreting the scope of "effectively connected income," gain recognized by a non-U.S. person from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be effectively connected with a U.S. trade or business. Thus, part or all of a Non-U.S. Unitholder's gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder's indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a Non-U.S. Unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, certain associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, Non-U.S. Unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

        The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and may result in an audit of the unitholder's own return. Any audit of a unitholder's return could result in adjustments unrelated to our returns.

        Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the "Tax Matters Partner" for these purposes, and our partnership agreement designates our general partner.

        The Tax Matters Partner has made and will make elections on our behalf and on behalf of common unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate in that action.

        A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Partnership Audit Rules for Tax Years Beginning After December 31, 2017

        Recently enacted legislation, for taxable years beginning after December 31, 2017, changes the audit procedures for large partnerships and in certain circumstances would permit the IRS to assess and collect taxes (including any applicable penalties and interest) resulting from partnership-level federal income tax audits directly from us in the year in which the audit is completed. If we are required to make payments of taxes, penalties and interest resulting from audit adjustments, our cash available for distribution to our unitholders might be substantially reduced. Pursuant to this new legislation, we are required to designate an eligible person to act as the "Partnership Representative" with exclusive authority to act on our behalf in connection with federal income tax audits, requests by us for administrative adjustments, and any judicial proceedings arising in connection with those matters. Actions taken by the Partnership Representative will be binding on us and all of our unitholders. We anticipate that our general partner or its designee will act as the Partnership Representative.

Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (1)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (2)   a statement regarding whether the beneficial owner is:

            (a)   a non-U.S. person;

            (b)   a non-U.S. government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

            (c)   a tax-exempt entity;

          (3)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (4)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

        Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

        In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future or in which the unitholder is a resident. We currently conduct business or own property in a number of states in the United States. Most of these states impose a personal income tax and an income tax on corporations and other entities. Moreover, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

        Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements, even if you do not live in those jurisdictions. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity-Level

Collections." Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of its investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, or non-U.S. tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, its own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all tax returns that may be required of it.

SELLING UNITHOLDERS

        We are registering the offering of 143,936,001 common units that were issued to AAP pursuant to the Simplification Agreement. Pursuant to the Eighth Amended and Restated Limited Partnership of AAP (the "AAP Partnership Agreement"), the beneficial owners of Class A units of AAP ("AAP Units") listed in the table below have the right, subject to certain limitations, to cause AAP to redeem any or all of their Class A units and distribute to such beneficial owner, for each Class A unit redeemed, one common unit (a "Redemption Right").

        The AAP Partnership Agreement generally restricts, subject to certain exceptions, each holder of AAP Units (other than PAGP and GP LLC, which have not been granted Redemption Rights) from exercising its Redemption Rights with respect to approximately 22% of its AAP Units until November 15, 2017. Greg Armstrong and Harry Pefanis, our general partner's Chief Executive Officer and Chief Operating Officer, respectively, will be restricted from directly or indirectly (through PAA Management, L.P.) exercising their respective Redemption Rights with respect to 100% of their AAP Units during the same period. These restrictions are designed to reduce, but not eliminate, the risk that any redemptions during the first twelve months following the closing of the transactions contemplated by the Simplification Agreement, combined with public trading of our common units, will cause a technical tax termination of us.

        No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling unitholder offers or sells common units. We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

        Each of Oxy Holding Company (Pipeline), Inc., EMG Investment, LLC ("EMG") and KAFU Holdings, L.P. ("KAFU") are entitled to appoint one member of the board of directors of PAGP GP pursuant to PAGP GP's limited liability company agreement.

        The following table sets forth information relating to the selling unitholders as of November 15, 2016 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholders may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly. Except as set forth below, none of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act. The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

        As of November 15, 2016, there were an aggregate of 657,967,899 common units outstanding.

Selling Unitholders	Common Units Beneficially Owned Prior to the Offering	Percentage of Common Units Beneficially Owned Prior to the Offering	Common Units Offered Hereby	Common Units to be Beneficially Owned After Offering	Percentage of Common Units to be Beneficially Owned After Offering
Plains AAP, L.P.	244,707,926	37.2%	3,409,371	241,298,555	36.7%
AAP Class A Unitholders:
Oxy Holding Company (Pipeline), Inc.(1)	29,977,890	4.6%	29,977,890	—	—
EMG Investment, LLC(2)	45,632,121	6.9%	45,632,121	—	—
KAFU Holdings, L.P.(3)	1,241,167	*	1,241,167	—	—
KAFU Holdings (QP), L.P.(3)	24,334,917	3.7%	24,334,917	—	—
KAFU Holdings II, L.P.(3)	2,551,869	*	2,551,869	—	—
Kayne Anderson MLP Investment Company(4)	10,034,775	1.5%	1,277,539	8,757,236	1.3%
Kayne Anderson Energy Development Company(4)	700,261	*	344,729	355,532	*
Kayne Anderson Midstream/Energy Fund, Inc.(4)	689,558	*	689,558	—	—
PAA Management, L.P.(5)	8,199,844	1.3%	8,199,844	—	—
Mark E. Strome Living Trust	4,469,717	*	4,469,717	—	—
Strome PAA, L.P.	2,369,290	*	2,369,290	—	—
Lynx Holdings I, LLC(6)	3,714,140	*	3,183,216	530,924	*
Windy, L.L.C.	6,723,860	1.0%	6,723,860	—	—
Executive Officers:
Greg Armstrong(7)	5,193,280	*	3,685,409	1,507,871	*
Harry Pefanis(8)	3,434,844	*	2,587,312	847,532	*
Other Current and Former Officers as a Group(9)	2,593,649	*	2,142,734	450,915	*
Miscellaneous Investors(10)	1,126,192	*	1,115,458	10,734	*

*
Less than one percent.

(1)
The selling unitholder is an indirect wholly owned subsidiary of Occidental Petroleum Corporation ("Occidental"). The voting and disposition of any common units held by the selling unitholder is controlled by the board of directors of Occidental. The board of directors of Occidental, which acts by majority approval, consists of twelve members. Each of the members of Occidental's board of directors disclaims beneficial ownership of any of our common units held by the selling unitholder. In addition, Mr. Bernard (Ben) Figlock, Occidental's Vice President and Treasurer, currently serves on the board of directors of PAGP GP as Occidental's designee.

(2)
John T. Raymond is the Chief Executive Officer of the manager of the selling unitholder. Mr. Raymond also serves on the board of directors of PAA GP Holdings LLC as EMG's designee.

(3)
Representatives of the selling unitholder have advised us that the selling unitholder is an affiliate of a U.S. registered broker-dealer; however, the selling unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by the selling unitholder. Richard A. Kayne is the controlling owner of the manager of the selling unitholder, and Robert Sinnott is the co-chair of the managing member of the manager of, and the portfolio manager of, the selling unitholder. In addition, Mr. Sinnott serves on the board of directors of PAGP GP as KAFU's designee.

(4)
Representatives of the selling unitholder have advised us that the selling unitholder is an affiliate of a U.S. registered broker-dealer; however, the selling unitholder acquired the common units in the ordinary course of business and, at the time of the acquisition, had no agreements or understandings, directly or indirectly, with any party to distribute the common units held by the selling unitholder. Kevin McCarthy is the chairman and chief executive officer of the selling unitholder, Jim Baker is president of the selling unitholder and John C. Frey is the portfolio manager of the selling unitholder. Robert Sinnott is the co-chair of the managing member of the manager the selling unitholder. In addition, Mr. Sinnott serves on the board of directors of PAGP GP as KAFU's designee.

(5)
The board of directors of the general partner of the selling unitholder, which acts by majority approval, controls the selling unitholder, with the exception of certain decisions (including the exercise of voting and dispositive power over the common units held by the selling unitholder), which decisions are subject to approval by a majority in interest of the members of the selling unitholder's general partner. The members of the board of directors are Greg L. Armstrong, Harry N. Pefanis and Phil D. Kramer; these individuals own or have voting rights with respect to over 50% of the member interest in selling unitholder's general partner.

(6)
John T. Raymond is the sole member of the selling unitholder. Mr. Raymond also serves on the board of directors of PAA GP Holdings LLC as EMG's designee.

(7)
Mr. Armstrong is the Chairman of the board of directors of PAGP GP and Chief Executive Officer of GP LLC.

(8)
Mr. Pefanis is the President and Chief Operating Officer of GP LLC.

(9)
Includes seven persons not otherwise listed above that collectively own approximately 0.39% of the common units. All of the selling unitholders in this group are current or former officers and employees of GP LLC or of Plains Midstream Canada ULC, our wholly owned subsidiary.

(10)
Includes five selling unitholders not otherwise listed above that collectively own approximately 0.17% of the common units. The selling unitholders consist of long-term legacy investors, none of whom are our employees.

        In the event a prospectus supplement is used to reflect the sale of common units hereunder, it will set forth, with respect to the selling unitholders:

  •
  the name of the selling unitholders;

  •
  the nature of the position, office or other material relationship which the selling unitholders will have had within the prior three years with us or any of our affiliates;

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  the number of common units owned by the selling unitholders prior to the offering;

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  the amount of common units to be offered for the selling unitholders' account; and

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  the amount and (if one percent or more) the percentage of common units to be owned by the selling unitholders after the completion of the offering.

        All expenses incurred with the registration of the common units owned by the selling unitholders will be borne by us.

 PLAN OF DISTRIBUTION

        We are registering the common units offered by this prospectus on behalf of the selling unitholders. As used in this prospectus, "selling unitholders" includes partners, pledgees, donees (including charitable organizations), transferees or other successors-in-interest selling common units received from any selling shareholder identified in this prospectus after the date of this prospectus.

        Subject to certain restrictions on transfer that may be applicable to the selling unitholders, the selling unitholders intend to offer and sell the common units offered by this prospectus by one or more of, or a combination of, the following methods:

  •
  through one or more underwriters for public offering and sale;

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  through one or more broker-dealers who may act as agent or may purchase common units as principal and thereafter resell the common units from time to time:

  •
  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

  •
  on the NYSE;

  •
  in the over-the-counter market; or

  •
  in private transactions; or

  •
  to investors directly.

        The offering price per common unit will be determined from time to time by the selling unitholders in connection with, and at the time of, the sale by such selling unitholders. The selling unitholders may price the common units at:

  •
  market prices prevailing at the time of any sale under this registration statement;

  •
  prices related to the then-current market prices;

  •
  a fixed price; or

  •
  negotiated prices.

        In addition, the selling unitholders may from time to time sell common units in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. The selling unitholders may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

        The selling unitholders may act independently of us in making decisions with respect to the timing, manner and size of each of their sales.

        The selling unitholders may authorize underwriters acting as their agent to offer and sell common units upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of these common units, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell common units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the NYSE may be engaged to act as the agent of the selling unitholders in the sale of common units.

        As of the date of this prospectus, the selling unitholders have not engaged any underwriter, broker, dealer or agent in connection with the offer and sale of common units pursuant to this prospectus by the selling unitholders. To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in an applicable prospectus supplement. In that event, any underwriting compensation paid by the selling unitholders to underwriters or agents in connection with the offering of these common units, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

        Broker-dealers may also receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the common units for whom they may act as agents. If any broker-dealer purchases the common units as principal, it may effect resales of the common units from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of common units for whom they may act as agents.

        We will pay the costs and expenses related to the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions (and similar fees or arrangements associated therewith) allocable to each selling unitholder's sale of its respective common units; these expenses will be paid by the selling unitholders.

        We have agreed to indemnify the selling unitholders against certain liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities arising under the Securities Act. We may indemnify underwriters, brokers, dealers and agents against specific liabilities to which they may become subject in connection with the sale of the common units owned by the selling unitholders and registered under this prospectus, including liabilities under the Securities Act.

        Any underwriters, brokers, dealers and agents who participate in any sale of the common units may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        In connection with offerings under this shelf registration statement and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the common units at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may overallot in connection with offerings, creating a short position in the common units for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the common units, the underwriters, brokers or dealers may place bids for the common units or effect purchases of the common units in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the common units in offerings may be reclaimed by the syndicate if the syndicate repurchases the previously distributed common units in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the common units, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

 LEGAL MATTERS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

        The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

14,977,890 Common Units

PROSPECTUS SUPPLEMENT

September 18, 2019

Barclays